Staff with less than 18 months service

QUEST ENERGY PARTNERS, L.P.

PHANTOM UNIT AWARD AGREEMENT

Date of Grant:	December 7, 2009
Number of Common Units:	______ Common Units

THIS AGREEMENT, dated as of December 7, 2009, is between Quest Energy GP, LLC, a Delaware limited liability company (the "Company"), and _____________ ("Recipient").

RECITALS:

A.        On November 14, 2007, the Board of Directors of the Company established the Quest Energy Partners, L.P. Long-Term Incentive Plan (the "Plan") under which the Company may grant employees, consultants and directors certain equity-based awards.

B.        Recipient is a valued and trusted employee of the Company or one of its Affiliates.

C.        The Company has elected to issue Recipient rights to Common Units of Quest Energy Partners, L.P. (the "Partnership") (as the term "Common Unit" is defined in the First Amended and Restated Agreement of Limited Partnership of Quest Energy Partners, L.P., dated November 15, 2007, and as it may be amended from time to time (the "Partnership Agreement") pursuant to and in accordance with this Agreement, in order that Recipient thereby may be induced to obtain an ownership interest in the Partnership and to advance the interests of the Partnership and its Affiliates.

AGREEMENT:

In consideration of the mutual premises and covenants contained herein and other good and valuable consideration paid by Recipient to the Company, the Company and Recipient agree as follows:

Section 1.	Incorporation of Plan

All provisions of this Agreement and the rights of Recipient hereunder are subject in all respects to the provisions of the Plan and the powers of the Board therein provided. Capitalized terms used in this Agreement but not defined shall have the meaning set forth in the Plan

Section 2.	Promise to Deliver Units

The Company will issue and deliver to Recipient, subject to the conditions set forth in this Agreement, that number of Common Units of the Partnership identified above opposite the heading "Number of Common Units" (the "Units"). The Units, which will be issued by the Partnership subject to the conditions set forth herein, will be issued in the name of Recipient or a nominee of Recipient on the applicable Transfer Date (as identified and defined below in this Section 2) for each such Unit. Once a Unit has been transferred, the Unit will be freely transferable under this Agreement, subject only to such further limitations on transfer, if any, as may exist under the Partnership Agreement, applicable law or any other agreement binding upon Recipient.

Provided Recipient's right to receive the Units has not already been forfeited pursuant to Section 4 and subject to any exceptions listed elsewhere herein, Recipient's rights to the Units shall vest in proportional amounts (with any number(s) not evenly divisible being allocated to the earliest tranche) on the applicable dates identified below (the "Transfer Dates"), and the Units will be transferred on, or no more than 10 days after, such Transfer Dates:

Number of Units	Transfer Date
______ Common Units (25% of the total number of Units)	September 23, 2010
_____ Common Units (25% of the total number of Units)	September 23, 2011
_____ Common Units (25% of the total number of Units)	September 23, 2012
_____ Common Units (25% of the total number of Units)	September 23, 2013

Section 3.	Consideration to the Company

In consideration of the awarding of the Units by the Company, Recipient agrees to render faithful and efficient services as an employee of the Company or an Affiliate. Nothing in this Agreement will confer upon Recipient any right to continue as an employee of the Company or an Affiliate or will interfere with or restrict in any way the rights of the Company or an Affiliate, which are hereby expressly reserved, to terminate Recipient’s employment with the Company or an Affiliate at any time for any reason whatsoever, with or without cause.

Section 4.	Forfeiture of Right to Receive Units Prior to Transfer

Unless otherwise provided herein, if the Company or its Affiliate terminates Recipient's employment or Recipient terminates employment with the Company or its Affiliate, for any reason and including without limitation death or Disability, before one or more of the Transfer Dates for some or all of the Units, all of the Recipient's right to receive additional Units under this Agreement and all rights to receive Distribution Equivalent Rights ("DERs"), if any, shall immediately be forfeited. Upon such forfeiture, Recipient shall have no further rights under this Agreement. Notwithstanding the foregoing, any DERs that have been declared but not yet paid prior to the Recipient's termination and any Units, to the extent they have vested but not yet been transferred, will be paid and transferred to Recipient or Recipient's designated beneficiary, as the case may be, within 60 days of the date of Recipient's termination of employment.

Section 5.	No Assignment of Rights

Subject to any exceptions set forth elsewhere herein, none of the rights to receive the Units or DERs may be sold, assigned, transferred, pledged, hypothecated or otherwise disposed of by Recipient, and Recipient agrees not to attempt to sell, assign, transfer, pledge, hypothecate or otherwise dispose of such rights. Any attempt to sell, assign, transfer, pledge, hypothecate or otherwise dispose of a right to receive a Unit or DER under this Agreement shall be null and void.

Section 6.	Acknowledgement of Rights of the Company in Event of Change in Control

By executing this Agreement, Recipient agrees and acknowledges that in the event of a Change in Control (as defined below), the Company shall accelerate the Transfer Dates applicable to the Units to the date of the Change in Control. No such action shall be taken in a manner that would cause the Units to be subject to Section 409A of the Internal Revenue Code (the "Code").

For purposes of this Agreement, a "Change in Control" means and shall be deemed to have occurred upon the occurrence of one or more of the following events:

(i)        any "person" or "group" within the meaning of those terms as used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended, other than an Affiliate of the Company, shall become the beneficial owner, by way of merger, consolidation, recapitalization, reorganization or otherwise, of 50% or more of the combined voting power of the equity interests in Quest Resource Corporation, the Company or the Partnership;

(ii)       the limited partners of the Partnership approve, in one or a series of transactions, a plan of complete liquidation of the Partnership;

(iii)      the sale or other disposition by either the Company or the Partnership of all or substantially all of its assets in one or more transactions to any Person other than the Company or an Affiliate of the Company; or

(iv)      a transaction resulting in a Person other than the Company or an Affiliate of the Company being the general partner of the Partnership.

Notwithstanding anything in this Agreement to the contrary, none of the transactions that will occur in connection with the "recombination" described in the Registration Statement of PostRock Energy Corporation ("PostRock") on Form S-4 filed with the Securities and Exchange Commission (the "SEC") on October 6, 2009 (Registration No. 333-162366) (the "Recombination") shall be considered a Change in Control for purposes of this Agreement.

In the event of the completion of the Recombination, without any requirement or obligation to obtain the Recipient’s consent, the Compensation Committee of the Board of Directors of PostRock shall provide that any unvested Units hereunder shall be exchanged for rights covering the equity of PostRock, with appropriate adjustments as to the number and kind of equity interests; such rights shall be evidenced in such manner as determined by the Compensation Committee. Any rights with respect to DERs or the transfer of Units upon a Change in Control hereunder shall not apply to any PostRock equity interests received in exchange for the Units, and such rights shall be of no further force and effect on or after the date of the Recombination. The determinations of such Compensation Committee with respect to the exchange, adjustments, and terms and conditions of the PostRock equity interests received in exchange for the Units shall be made in accordance with the Agreement and Plan of Merger, dated July 2, 2009, as amended, governing the Recombination and shall be conclusive and binding on all parties.

Section 7.	Voting Rights and DERs

Recipient shall have no voting rights with respect to any of the Units until a Unit has been transferred to Recipient. Following a Transfer Date, Recipient shall have such voting rights, if any, as are provided to the holders of Units under the Partnership’s partnership agreement or as provided under applicable law. From the Date of Grant until the Transfer Date, Recipient shall be entitled to receive DERs. Such DERs will be paid to Recipient as soon as reasonably practicable following the date such distributions are paid to holders of the Units of the same type to which such DERs relate, but in no event later than the 60th day after the date of such corresponding distribution. Under no circumstances shall Recipient's right to receive the benefit of DERs on the Units be interpreted or construed as such Units being owned by Recipient or as Recipient having any rights as a holder of Common Units greater than those set forth herein. Following a Transfer Date, no DERs shall be paid on any Unit that has been delivered; however, Recipient shall be entitled to any distribution made to holders of the same type of Unit under the Partnership Agreement with respect to such unrestricted Unit. For the avoidance of doubt, at no point in time will Participant be entitled to both actual distributions paid on Common Units and DERs.

Section 8.	Adjustments

Notwithstanding any provision herein to the contrary, in the event of any change in the number of outstanding Common Units of the Partnership effected without receipt of consideration therefor by the Partnership, by reason of a merger, reorganization, consolidation, recapitalization, separation, liquidation, unit dividend, unit split, unit combination or other change in the corporate structure of the Partnership affecting the Common Units, the Recipient's right to receive Units under this Agreement will be automatically adjusted to accurately and equitably reflect the effect thereon of such change. In the event of a dispute concerning such adjustment, the decision of the Company will be conclusive. The Recombination is not a change subject to the provisions of this Section 8.

Section 9.	Amendment and Cancellation

This Agreement may be amended or cancelled at any time provided that, to the extent any amendment would be materially adverse to Recipient or in the event of the cancellation of this Agreement, both the Company and Recipient consent to the terms of such amendment or cancellation. The foregoing notwithstanding, no amendment or cancellation shall be made or valid that would result in the Units becoming subject to Code Section 409A.

Section 10.	Withholding of Tax

To the extent that the transfer of a Unit results in the receipt of compensation by Recipient with respect to which the Company or an Affiliate has a tax withholding obligation pursuant to applicable law, unless other arrangements have been made by Recipient that are acceptable to the Company or such Affiliate, Recipient shall deliver to the Company or the Affiliate such amount of money as the Company or the Affiliate may require to meet its withholding obligations under such applicable law. No Units will be transferred under this Agreement until Recipient has paid or made arrangements approved by the Company or the Affiliate to satisfy in full the applicable tax withholding requirements of the Company or Affiliate with respect to such event.

Section 11.	Entire Agreement

This Agreement constitutes the entire agreement of the parties with regard to the subject matter hereof, and contains all the covenants, promises, representations, warranties and agreements between the parties with respect to the Units granted hereby. Without limiting the scope of the preceding sentence, all prior understandings and agreements, if any, among the parties hereto relating to the subject matter hereof are hereby null and void and of no further force and effect. Except as provided with respect to the exchange of the Units for PostRock equity interests in the event of the completion of the Recombination as set forth in Section 6, a modification of this Agreement shall be effective only if it is in writing and signed by both Recipient and an authorized officer of the Company.

Section 12.	Designation of Beneficiary

Recipient may designate a person or persons to receive, in the event of Recipient's death, any Units then being transferred or other property then or thereafter distributable relating to the Units. Such designation must be made either in the space indicated at the end of this Agreement or upon forms supplied by and delivered to the Company or its delegate and may be revoked in writing. If Recipient fails effectively to designate a beneficiary, the estate of Recipient will be deemed to be the beneficiary of Recipient with respect to any such Units or other property.

Section 13.	Applicable Law

This Agreement will be governed by and construed in accordance with the laws of the State of Delaware, excluding its conflict of laws provisions.

Section 14.	Section 409A

The rights to, and distribution of, the Units granted hereunder are intended to be exempt from the requirements of Section 409A of the Code under the "short-term deferral exclusion" as defined thereunder, and this Agreement shall be interpreted and administered in a manner consistent with that intent.

[Execution and Beneficiary Designation Page To Follow]

The parties to this Agreement have executed this Agreement effective as of the date first above stated.

QUEST ENERGY GP, LLC

By:
Title:

RECIPIENT

Designation of Beneficiary

(Relationship to Recipient)

(Name of Beneficiary)

(Street Address)

(City, State, Zip Code)